Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MacDermid, Incorporated:

We consent to the use of our report dated August 26, 2011, with respect to the consolidated balance sheets of MacDermid, Incorporated and subsidiaries, as of December 31, 2010 and 2009, and the related consolidated statements of operations and other comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2010, and the related financial statement schedule included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Hartford, Connecticut

November 2, 2011